AMENDMENT TO BYLAWS OF

                      HIGHWAY ONE-OWEB, INC.


          The following amendment to the Bylaws of Highway One-OWEB, Inc. was adopted by consent of the sole director of the Company as of the 27 day of January, 2003:

                           ARTICLE XII
                           -----------

                    CONTROL SHARE ACQUISITIONS
                    --------------------------

          Section 61-6-1, et seq., U.C.A., shall not apply to any control share acquisitions of shares of this corporation.


          I, Pete Chandler, Secretary of Highway One-OWEB, Inc., hereby certify that the foregoing Amendment to Bylaws of Highway One-OWEB, Inc. was duly adopted by resolution of the Board of Directors effective as of the 27 day of January, 2003.


                              /s/ Pete Chandler
                              -----------------
                              Pete Chandler